                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )

                                    Team Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                    878155100
                                 (CUSIP number)


Check the following box if a fee is being paid with this statement / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

----------------------                                         -----------------
CUSIP No.  878155100                  13G                      Page 2 of 8 Pages
----------------------                                         -----------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                Morgan Stanley Group Inc.
                IRS # 13-283-8891
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) /  /
                                                  (b) /  /
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
                The state of organization is Delaware.
--------------------------------------------------------------------------------
              NUMBER OF             5     SOLE VOTING POWER
               SHARES                               0 **
                               -------------------------------------------------
            BENEFICIALLY            6     SHARED VOTING POWER
              OWNED BY                              0 **
                               -------------------------------------------------
                EACH                7     SOLE DISPOSITIVE POWER
              REPORTING                             0 **
                               -------------------------------------------------
             PERSON WITH            8     SHARED DISPOSITIVE POWER
                                                    0 **
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            0 **
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        0.00% **
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                IA, CO
--------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT !
                    ** As of May 31, 1995

----------------------                                         -----------------
CUSIP No.  878155100                13G                        Page 3 of 8 Pages
----------------------                                         -----------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                   Morgan Stanley Asset Management Limited
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a) /  /
                                                (b) /  /
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
                   Organized under the Laws of England
--------------------------------------------------------------------------------
        NUMBER OF        5      SOLE VOTING POWER
          SHARES                             0 **
                       ---------------------------------------------------------
       BENEFICIALLY      6      SHARED VOTING POWER
         OWNED BY                            0 **
                       ---------------------------------------------------------
           EACH          7      SOLE DISPOSITIVE POWER
        REPORTING                            0 **
                       ---------------------------------------------------------
       PERSON WITH       8      SHARED DISPOSITIVE POWER
                                             0 **
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          0 **
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.00% **
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
                   BD, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !
                     * As of May 31, 1995

--------------------------                                     -----------------
CUSIP No.  878155100                   13G                     Page 4 of 8 Pages
--------------------------                                     -----------------

  Item 1 (a)              Name  of  Issuer
---------------           ------------------------------------------------------

                          Team Inc.

  Item 1 (b)              Address  of  issuer's  principal  executive  offices
---------------           ------------------------------------------------------

                          1001 Fannin
                          Suite 4656
                          Houston, TX 77002

  Item 2 (a)              Name  of  person  filing
---------------           ------------------------------------------------------

                 (a)      Morgan  Stanley  Group  Inc.
                 (b)      Morgan Stanley Asset Management Limited

  Item 2 (b)              Principal  business  office
---------------           ------------------------------------------------------

                 (a)      1585 Broadway
                          New York, New York 10036

                 (b)      25 Cabot Square
                          Canary Wharf
                          London, E14 4QA
                          England

  Item 2 (c)              Citizenship
---------------           ------------------------------------------------------
                          Incorporated by reference
                          to Item 4 of the cover
                          page pertaining to each
                          reporting person.

  Item 2 (d)              Title  of  class  of  Securities
---------------           ------------------------------------------------------

                          Common  Stock

  Item 2 (e)              Cusip  No.
---------------           ------------------------------------------------------

                          878155100

  Item 3         (a)      Morgan Stanley Group Inc. is (e) an Investment Adviser
---------------           registered under section 203 of the Investment
                          Advisers Act of 1940.

                 (b) Morgan Stanley Asset Management Limited is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

  Item 4                  Ownership
---------------           ------------------------------------------------------

                          Incorporated by reference to Items (5) - (9) and (11) of the cover page pertaining to each reporting person.

---------------------                                          -----------------
CUSIP No.  878155100                 13G                       Page 5 of 8 Pages
---------------------                                          -----------------



 Item 5     Ownership  of  5  Percent  or  Less  of  a  Class
 ------     --------------------------------------------------------------------

          a) As of the date hereof Morgan Stanley Group Inc. has ceased to be the beneficial owner of more than five percent of the class of securities.

          b) As of the date hereof Morgan Stanley Asset Managment Limited has ceased to be the beneficial owner of more than five percent of the class of securities.

 Item 6     Ownership of More than 5 Percent on Behalf of Another Person
 ------     --------------------------------------------------------------------
            Inapplicable

 Item 7     Identification and Classification of the Subsidiary Which Acquired
 ------     --------------------------------------------------------------------
            the Security Being Reported on By the Parent Holding Company
            --------------------------------------------------------------------

            Inapplicable

 Item 8     Identification  and  Classification  of  Members  of  the  Group
 ------     --------------------------------------------------------------------

            Inapplicable

 Item 9     Notice  of  Dissolution  of  Group
 ------     --------------------------------------------------------------------

            Inapplicable

 Item 10    Certification
 ------     --------------------------------------------------------------------

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

---------------------                                          -----------------
CUSIP No. 878155100                   13G                      Page 6 of 8 Pages
---------------------                                          -----------------




                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 Date :          February 13, 1996

 Signature :     /s/ Peter A. Nadosy
                 --------------------------------------------------------------------

 Name / Title :  Peter A. Nadosy/ Director Morgan Stanley Asset Management Limited
                 --------------------------------------------------------------------
                 MORGAN STANLEY ASSET MANAGEMENT LIMITED

 Date :          February 13, 1996

 Signature :     /s/  Edward J. Johnsen
                 --------------------------------------------------------------------

 Name / Title :  Edward J. Johnsen / Vice-President Morgan Stanley & Co. Incorporated
                 --------------------------------------------------------------------
                 MORGAN  STANLEY  GROUP INC.





                      INDEX TO EXHIBITS                                                 PAGE
                      ------------------                                                -----

   EXHIBIT 1     Agreement to Make a Joint Filing.                                        7

   EXHIBIT 2     Secretary's Certificate Authorizing Edward J. Johnsen                    8
                 to Sign on Behalf of Morgan Stanley Group Inc.